Exhibit (n)(1)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement No. 333-100934 of Allstate Life of New York Variable Life Separate Account A ("the Account") on Form N-6 of our report dated March 11, 2011, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in recognition and presentation for other-than-temporary impairments of debt securities in 2009) relating to the financial statements and financial statement schedules of Allstate Life Insurance Company of New York, and to the use of our report dated March 22, 2011 relating to the financial statements of the sub-accounts of the Account, appearing in the Statement of Additional Information, which is part of the Registration Statement, and to the references to us under the heading "Experts" in such Statement of Additional Information.



Chicago, Illinois
April 12, 201